Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 24, 2018, by and among Linn Energy, Inc., a Delaware corporation (“Linn”), Roan Resources, Inc., a Delaware corporation and wholly owned subsidiary of Linn (“Roan Inc.”), and Linn Merger Sub #2, LLC, a Delaware limited liability company and wholly owned subsidiary of Roan Inc. (“Merger Sub”). Linn, Roan Inc. and Merger Sub are sometimes collectively referred to in this Agreement as the “Constituent Companies.”

RECITALS

WHEREAS, Roan Inc. was formed as a corporation pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on September 19, 2018;

WHEREAS, Merger Sub was formed as a limited liability company pursuant to a Certificate of Formation filed with the Delaware Secretary of State on September 20, 2018;

WHEREAS, as of the date hereof and immediately prior to the Effective Time (as defined below), Linn’s authorized capital stock consists of 300,000,000 shares, consisting of: (i) 270,000,000 shares of Class A common stock, par value $0.001 per share (“Linn Common Stock”), of which 76,269,766 shares were issued and outstanding and none of which were held in Linn’s treasury, and (ii) 30,000,000 shares of preferred stock, par value $0.001 per share (“Linn Preferred Stock”), none of which were issued and outstanding or held in Linn’s treasury;

WHEREAS, immediately prior to the Effective Time, Roan Inc.’s authorized capital stock shall consist of 300,000,000 shares, consisting of: (i) 270,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Roan Common Stock”), of which 1,000 shares will be issued and outstanding; and (ii) 30,000,000 shares of Preferred Stock, par value $0.001 per share (the “Roan Preferred Stock”), none of which will be issued and outstanding;

WHEREAS, as of the date hereof, Roan Inc. is the sole member of Merger Sub, and is the sole holder of all outstanding limited liability company interests of Merger Sub (the “Merger Sub Interests”);

WHEREAS, pursuant to that certain Master Reorganization Agreement, dated as of September 17, 2018 (the “Master Reorganization Agreement”), by and among Linn, Roan Holdings, LLC, a Delaware limited liability company (“Roan Holdings”), and Roan Resources LLC, a Delaware limited liability company (“Roan Resources”), Linn and Roan Holdings have agreed to, among other things, reorganize their respective interests in Roan Resources under Roan Inc. on the terms and conditions set forth therein (collectively, the “Reorganization”);

WHEREAS, as part of the Reorganization, Linn desires to create a new holding company structure by merging Merger Sub with and into Linn with (i) Linn continuing as the surviving corporation of such merger as a wholly owned subsidiary of Roan Inc.; (ii) each outstanding share (or any fraction thereof) of Linn Common Stock being converted in such merger into a share (or any fraction thereof) of Roan Common Stock; (iii) each outstanding share (or any fraction thereof) of Linn Preferred Stock being converted in such merger into a share (or any fraction thereof) of Roan Preferred Stock; and (iv) each share of Linn Common Stock and Linn Preferred Stock held in Linn’s treasury immediately prior to such merger being converted in such merger into a treasury share (or any fraction thereof) of Roan Common Stock and Roan Preferred Stock, respectively, in each case in accordance with the terms of this Agreement (the “Merger”);

WHEREAS, the respective boards of directors of Linn and Roan Inc., in its individual capacity and in its capacity as the sole member of Merger Sub, and the sole stockholder of Roan Inc. have approved and declared advisable the Merger and this Agreement;

WHEREAS, the Merger will be implemented pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and therefore will not require approval of the stockholders of Linn;

WHEREAS, the designations, rights, powers and preferences, and qualifications, limitations and restrictions of Roan Common Stock and Roan Preferred Stock are identical to those of Linn Common Stock and Linn Preferred Stock, respectively;

WHEREAS, the Certificate of Incorporation of Roan Inc. (the “Roan Charter”), and the Bylaws of Roan Inc. (the “Roan Bylaws”), each as in effect immediately after the Effective Time, will contain provisions identical to the Certificate of Incorporation of Linn, as amended (the “Linn Charter”) and the Amended and Restated Bylaws of Linn, as amended (the “Linn Bylaws”), each as in effect immediately prior to the Effective Time (other than as required or permitted by Section 251(g) of the DGCL);

WHEREAS, it is the intention of the parties hereto that the Reorganization shall qualify under Section 351 of the Code and that the Merger shall qualify under Section 368(a) of the Code;

WHEREAS, it is the intention of the parties hereto that the Master Reorganization Agreement is a “plan of reorganization” under Section 368 of the Code; and

WHEREAS, Roan Inc. is a newly formed corporation and Merger Sub is a newly formed limited liability company, in each case organized for the sole purpose of participating in the transactions contemplated herein and own no assets (other than Roan Inc.’s ownership of Merger Sub) and have taken no actions other than those necessary or advisable to organize the entities and to effect the transactions contemplated in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the covenants and agreements hereinafter set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

Section 1.    Consummation of the Merger. Merger Sub shall, at the Effective Time, be merged with and into Linn, with Linn surviving, pursuant to Section 251(g) and the other relevant provisions of the DGCL, Section 18-209 and the other relevant provisions of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and in accordance with the terms and conditions of this Agreement. The Merger shall become effective on the time and date that a certificate of merger with respect to the Merger in the form of Exhibit A (the “Certificate of Merger”) is duly filed with the Delaware Secretary of State or at such later date and time as the parties hereto shall agree and specify in the Certificate of Merger (such time and date being referred to herein as, the “Effective Time”). As soon as is practicable after the date hereof, the parties hereto (a) will cause to be filed with the Delaware Secretary of State such Certificate of Merger or other appropriate documents executed in accordance with the relevant provisions of the DLLCA and the DGCL and (b) will make all other filings, recordings or publications required by the DLLCA and the DGCL in connection with the Merger.

Section 2.    Effect of the Merger. At the Effective Time, the separate existence of Merger Sub shall cease, and Merger Sub shall be merged, in accordance with the provisions of the DGCL, the DLLCA and this Agreement, with and into Linn, with Linn continuing as the surviving corporation of the Merger (the “Surviving Corporation”), and the Surviving Corporation shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, duties and liabilities of each of Linn and Merger Sub; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested by deed or otherwise in either of Linn or Merger Sub, shall be vested in the Surviving Corporation without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Linn or Merger Sub, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Corporation may be substituted in any such action or proceeding.

Section 3.    Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Linn Charter, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Effective Time as the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with the DGCL, except as follows:

(i)    A new Article XV shall be added thereto in the Merger which shall read in its entirety as follows:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation, by virtue of Section 251(g) of the DGCL, shall require, in addition, the approval of the stockholders of Roan Resources, Inc., a Delaware corporation, (or any successor thereto by merger), by the same vote as is required by the DGCL or this Certificate of Incorporation, as the case may be.”

Section 4.    Bylaws of the Surviving Corporation. From and after the Effective Time, the Linn Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the DGCL.

Section 5.    Treatment of Linn Equity. At the Effective Time, by virtue of the Merger and without any action on the part of any Constituent Company or any other person or entity:

(i)    Conversion of Linn Common Stock. Each share of Linn Common Stock (or fraction of a share of Linn Common Stock) issued and outstanding immediately prior to the

Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Roan Common Stock. Linn’s repurchase or forfeiture right with respect to any unvested shares of Linn Common Stock shall be assigned to Roan Inc. by virtue of the Merger and without any further action on the part of Linn or the holder of such unvested shares.

(ii)    Conversion of Linn Preferred Stock. Each share of Linn Preferred Stock (or fraction of a share of Linn Preferred Stock) issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Roan Preferred Stock. The parties hereto acknowledge that as of the date hereof, there are no shares of Linn Preferred Stock issued and outstanding, and that, as of the Effective Time, there will be no shares of Linn Preferred Stock issued and outstanding. Accordingly, there will be no conversions pursuant to this Section 5(ii).

(iii)    Conversion of Linn Stock Held as Treasury Stock. Each share of Linn Common Stock or Linn Preferred Stock owned by Linn as treasury stock, if any, shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Roan Common Stock or Roan Preferred Stock, respectively, held in treasury by Roan Inc. The parties hereto acknowledge that as of the date hereof, there are no shares of Linn Common Stock or Linn Preferred Stock owned by Linn as treasury stock, and that, as of the Effective Time, there will be no shares of Linn Common Stock or Linn Preferred Stock owned by Linn as treasury stock. Accordingly, there will be no conversions pursuant to this Section 5(iii).

(iv)    Cancellation of Capital Stock of Roan Inc. Each share of Roan Common Stock owned by Linn immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be provided therefor.

(v)    Rights of Certificate Holders. From and after the Effective Time, holders of certificates formerly evidencing Linn Common Stock or Linn Preferred Stock, respectively, shall cease to have any rights as stockholders of Linn, except as provided by law; except, however, that such holders shall have the rights set forth in Section 6(ii) of this Agreement.

Section 6.    Uncertificated and Certificated Shares.

(i)    With respect to any shares of Linn Common Stock or Linn Preferred Stock that are issued in book entry form, no further action on the part of each such holder of Linn Common Stock or Linn Preferred Stock shall be required, and, at the Effective Time, Roan Inc., or such other agents as may be appointed by Roan Inc., shall promptly issue such number of shares of Roan Common Stock or Roan Preferred Stock, respectively, as each such holder is entitled pursuant to Section 5 and update the books and records of Roan Inc. or its transfer agents.

(ii)    At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Roan Inc. will, in each case, be identical with those of the capital stock of Linn immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Linn Common Stock or Linn Preferred Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Roan Common Stock or Roan Preferred Stock into which such shares of Linn Common Stock or Linn Preferred Stock were converted pursuant to Section 5 of this Agreement.

Section 7.    Treatment of Merger Sub Equity. At the Effective Time, by virtue of the Merger and without any action on the part of any Constituent Company or any other person or entity, all of the Merger Sub Interests issued and outstanding immediately prior to the effective time shall be converted into and thereafter represent 1,000 shares of duly issued, fully paid and nonassessable shares of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation.

Section 8.    Actions to be Taken in Connection with the Merger.

(i) On or prior to the Effective Time, (i) the Board of Directors of Roan Inc. shall have approved, and Linn, in its capacity as sole stockholder of Roan Inc., shall have adopted, the Roan Charter, and the Roan Charter shall have been filed with the Delaware Secretary of State and shall have become effective, and (ii) the Roan Bylaws shall have been adopted and be in full force and effect.

(ii) Linn, in its capacity as the sole stockholder of Roan Inc., shall, prior to the Effective Time, elect each person who is then a member of the board of directors of Linn as a director of Roan Inc. (and to be the only directors of Roan Inc.), each of whom shall serve in accordance with the Roan Charter and the Roan Bylaws.

Section 9.    Miscellaneous.

(i)    Amendments; No Waivers. Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all of the Constituent Companies. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(ii)    Intended Tax Treatment. The parties hereto each intend that the Reorganization qualify under Section 351 of the Code (and any similar provision of state, local, or non-U.S. Tax law) and that the Merger shall qualify as a reorganization described under Section 368(a) of the Code. The parties hereto will comply with the statement and filing requirements of Treasury Regulations Section 1.351-3 and Treasury Regulations Section 1.368-3. No party hereto shall take any position that is inconsistent with the treatment contemplated by this paragraph unless required by applicable law pursuant to a “final determination” pursuant to Section 1313 of the Code.

(iii)    Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, among the Constituent Companies, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding among the Constituent Companies with respect to the subject matter hereof. For purposes of clarity, the Master Reorganization Agreement is not merged into this Agreement, and further, in the event of conflict between the terms of the Master Reorganization Agreement and this Agreement, the Master Reorganization Agreement shall control.

(iv)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Constituent Companies and their respective successors and assigns, provided that no Constituent Company may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Constituent Companies.

(v)    Governing Law. This Agreement and the rights of the Constituent Companies shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of law principles or other rules that would result in the application of the laws of a different jurisdiction.

(vi)    Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vii)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date set forth above.

LINN ENERGY, INC.

By	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

ROAN RESOURCES, INC.

By	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

LINN MERGER SUB #2, LLC

By:	ROAN RESOURCES, INC., its sole member

By	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF MERGER

[See attached.]

Exhibit A to Agreement and Plan of Merger

CERTIFICATE OF MERGER

OF

LINN MERGER SUB #2, LLC

(a Delaware limited liability company)

with and into

LINN ENERGY, INC.

(a Delaware corporation)

Pursuant to Title 8, Sections 251(g) and 264 of the General Corporation Law of the State of Delaware and

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act

Linn Energy, Inc., a Delaware corporation, does hereby certify:

FIRST: The names and states of each constituent entity to this merger are as follows:

Name	Jurisdiction
Linn Energy, Inc.	Delaware
Linn Merger Sub #2, LLC	Delaware

SECOND: An Agreement and Plan of Merger, dated as of September 24, 2018, by and among Linn Energy, Inc., a Delaware corporation (the “Surviving Corporation”), Roan Resources, Inc., a Delaware corporation and wholly owned subsidiary of the Surviving Corporation (“Parent”), and Linn Merger Sub #2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the “Disappearing Company”), has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 251(g) and Section 264 of the General Corporation Law of the State of Delaware and in accordance with Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The name of the Surviving Corporation is Linn Energy, Inc.

FOURTH: The Certificate of Incorporation of Linn Energy, Inc., as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation except that, a new Article XV shall be added thereto which shall read in its entirety as follows:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation, by virtue of Section 251(g) of the DGCL, shall require, in addition, the approval of the stockholders of Roan Resources Inc., a Delaware corporation, (or any successor thereto by merger), by the same vote as is required by the DGCL or this Certificate of Incorporation, as the case may be.”

FIFTH: The merger shall become effective upon filing with the Secretary of State of the State of Delaware.

SIXTH: The executed Agreement and Plan of Merger between the aforesaid constituent entities is on file at the office of the Surviving Corporation at 600 Travis St., Suite 1400, Houston, Texas, 77002. A copy will be provided, upon request and without cost, to (a) any stockholder of the Surviving Corporation, (b) any stockholder of Parent or (c) any member of the Disappearing Company.

(Signature Page Follows)

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer this [●] day of September, 2018.

LINN ENERGY, INC.

By
Name:
Title: